Liberator, Inc. Completes Corporate Name Change to Luvu Brands, Inc.

Atlanta, Georgia, Nov. 5, 2015 - Liberator Inc., (OTCQB: LUVU), a manufacturer and marketer of intimate wellness and lifestyle products, announced that it has changed its name to Luvu Brands, Inc., effective today. The name change is part of the Company’s re-branding initiative to expand into new markets and diversify its product offerings.

“We are very excited to officially launch our new corporate identity with a name that conveys the passion and spirit embodied within all of our products,” said Louis Friedman, CEO and Founder of Luvu Brands. “Our heritage of innovation, combined with our diversified business model, allows us to develop a powerful market position and deliver our products to a wider scope of consumers.”

Although the name has changed, the company’s mission to offer an unmatched combination of inspired designs and unparalleled value will remain at the forefront. All of company’s products are designed for both fashion and comfort and are tailored to offer the ultimate experience in relaxation and lounging.

According to Friedman, “This is an important milestone for our company. Luvu Brands is a reflection of the company’s philosophy and strategy, and it is important for our name to be associated with producing amazing products people will love. I believe that our success is anchored by the American consumer's insistence on quality, service, and integrity. ”

The company will continue to conduct business at its corporate headquarters in Atlanta, and the stock symbol will remain as LUVU.

About Luvu Brands

Luvu Brands, Inc. manufactures and markets an array of imaginative home furnishings and lifestyle products which encompass fashionable indoor and outdoor furniture and casual seating, sexual wellness accessories, and self-care solutions. In addition to their ever expanding product lines, Luvu Brands offers high-end, private label contract services to schools and institutions.

The Company is headquartered in Atlanta, Georgia in a 140,000 square foot vertically-integrated manufacturing facility that employs over 150 people. Bringing manufacturing back to the USA, sustainable manufacturing practices, and decreasing the overall impact on the environment are core to the Company’s operating principles.

Luvu Brands, Inc. promotes its products through a variety of consumer channels that include mass-market retailers and websites, wholesalers, and distributors in the United States and globally. The Company’s owned brands are Liberator, Jaxx Living, and Avana Comfort. For more information about Luvu Brands, please visit luvubrands.com.

Company Contact:

Luvu Brands, Inc.

Ronald Scott

Chief Financial Officer

770-246-6426

ron@LuvuBrands.com